Press Release                                              For Immediate Release

William Swain
1.800.GraphOn
Bill.Swain@GraphOn.com

    Court Sets Dates for GraphOn's Lawsuit against AutoTrader.com for Patent
                                  Infringement
               AutoTrader.com's Motion for Summary Judgment Denied

SANTA CRUZ, CA, USA - August 16, 2006 - GraphOn Corporation (OTCBB: GOJO.OB) (GraphOn), a leading worldwide developer of server-based application publishing and Web-enabling software solutions, announced today that a schedule has been set for the company's lawsuit against AutoTrader.com for patent infringement.

On November 23, 2005, GraphOn filed a complaint against AutoTrader.com in United States District Court in the Eastern District of Texas, alleging infringement of U.S. Patent Nos. 6,324,538 (the `538 patent) and 6,850,940 (the `940 patent)
which protect GraphOn's unique method of maintaining an automated and network-accessible database. The suit alleges that the AutoTrader.com Web site infringes the GraphOn patents. The suit seeks preliminary and permanent injunctive relief along with unspecified damages and fees.

On March 24, 2006, Autotrader.com filed with the Court a motion for summary judgment seeking to invalidate the `538 and `940 patents. GraphOn filed a detailed response in opposition to AutoTrader's motion, and on August 8, 2006, the Court denied AutoTrader's motion.

On August 9, 2006, the Court filed a Docket Control Order setting forth pretrial deadlines. The most significant dates set were for a Markman Hearing, set for May 31, 2007, after which the Court will interpret the patent claims at issue, and for jury selection, set for December 3, 2007.

"We are very pleased that dates have now been set for the events associated with the lawsuit and that AutoTrader's motion for summary judgment was denied," said Robert Dilworth, GraphOn's chief executive officer. "We are committed to aggressively protecting and maximizing the value of our intellectual property. We expect that the outcome of both the Markman Hearing and the trial will validate the value we place upon the patents that are the subject of our lawsuit with AutoTrader," Mr. Dilworth concluded.

In February 2005, GraphOn obtained the subject patents as part of its acquisition of Network Engineering Software, Inc. (NES). In addition to the subject patents, GraphOn acquired intellectual property, other patents, and patent applications resulting from more than ten years of development effort by NES.

About GraphOn Corporation
For over a decade, GraphOn has been an innovator of cost-effective, advanced solutions that help customers access applications from anywhere. GraphOn's high-performance software provides fast remote access, cross-platform connectivity, and a centralized architecture that delivers a dramatically lower cost of ownership. The company's solutions run under Microsoft (MSFT) Windows, Linux, and UNIX, including Sun (SUNW) Solaris, IBM AIX, Hewlett-Packard (HPQ) HP-UX, and more. For more information, call 1.800.GRAPHON or visit www.graphon.com.

This press release contains statements that are forward looking as that term is defined by the United States Private Securities Litigation Reform Act of 1995. These statements are based on current expectations that are subject to risks and uncertainties. Actual results may differ, due to factors such as shifts in customer demand, product shipment schedules, product mix, competitive products and pricing, technological shifts and other variables. Readers are referred to GraphOn's most recent periodic and other reports filed with the Securities and Exchange Commission.

GraphOn and GO-Global are registered trademarks of GraphOn Corp. All other trademarks belong to their owners.

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